ATLANTA INVESTMENT COUNSEL, LLC

                                 CODE OF ETHICS

Rule 204A-1 requires Investment Advisers to adopt and enforce codes of ethics. An Investment Adviser's codes of ethics should include the following: o Standards of Business Conduct - Outlines the standards of conduct expected of Advisory Representatives and supervised persons and reflects fiduciary duties.

     o    Compliance with Federal Securities Laws
     o    Personal Securities Reporting
     o    Pre-Approval of Certain Transactions
     o    Reporting of Code Violations
     o    Safeguard of material nonpublic information about client transactions

Rule 204A-1 requires Advisory Representatives, Access Persons and any supervised person to acknowledge, in writing, receipt of a copy of the following Code of Ethics by acknowledging receipt of a copy of this manual. Any amendments to the Code of Ethics will be distributed in written form to all Advisory Representatives and supervised persons and acknowledged in writing.

Additionally, Investment Advisers must maintain the following:

     - A record of any violation of the Code of Ethics and any action taken as a result of the violation.
     - A record of the names of persons who are currently, or within the past five years access persons of the Investment Adviser.
     -    Holdings Reports
     - Record of any decision and the reasons supporting the decision to approve the acquisition of securities

Adviser, its Advisory Representatives and any supervised person shall not engage in unethical business practices, including the following activities:

     1.   Recommending  to a  client  the  purchase,  sale  or  exchange  of any
          security   without   reasonable   grounds  for   believing   that  the
          recommendation   is  suitable  based  upon  the  client's   investment
          objectives, financial situation and needs.
     2. Exercising any discretionary power in placing an order for the purchase or sale of securities for a client without obtaining written discretionary authority from the client.
     3. Inducing trading in a client's account that is excessive in view of the financial resources, investment objectives and character of the account.
     4. Placing an order to purchase or sell a security for the account of a client without authority to do so.
     5. Placing an order to purchase or sell a security for the account of a client upon instruction of a third party without first having obtained a written third party trading authorization from the client.
     6. Borrowing money or securities from a client unless the client is a broker/dealer, an affiliate of the Investment Adviser, or a financial institution engaged in the business of loaning funds.
     7. Loaning money to a client unless the client is an affiliate of the investment Advisor.
     8.   Misrepresenting  prior  performance  by  exaggerating   successes  and
          concealing losses or fees charged.
     9. Misrepresenting to any advisory client, or prospective client, the qualifications of the investment Advisor, or to misrepresent the nature of the advisory services being offered or fees to be charged for such service, or to omit any material fact necessary to make the statements made not misleading.
     10. Providing a report or recommendation to any advisory client prepared by someone other than the Advisor without disclosing that fact.
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     11.  Charging  a client a fee which is  unreasonable  in  relation  to fees charged by other Advisors for similar services.
     12. Failing to disclose to clients in writing before any advice is rendered any material conflict of interest relating to the Advisor which could reasonably be expected to impair the rendering of unbiased and objective advice including:
          a. Compensation arrangements connected with advisory services to clients which are in addition to compensation from such clients for such services; and
          b. Charging a client an advisory fee for rendering advice when a commission for executing the suggested securities transactions will also be charged.
     13.  Guaranteeing a client that a specific result will be achieved (gain or loss) with advice which will be rendered.
     14.  Publishing,  circulating or distributing any advertisement  which does not comply with the Investment Advisors Act of 1940 and state requirements (see above).
     15. Disclosing the identity, affairs, or investments of any client unless required by law to do so, or unless consented to by the client.
     16.  When  the  investment   Advisor  has  custody  or  possession  of  the
          securities or funds of a client, failing to:
          a.   Segregate and properly mark securities of the client.
          b.   Deposit the funds of the clients into separate bank accounts.
          c. Notify each client as to the place and manner in which his funds and securities are being maintained.
          d. Provide an itemized list of all securities and funds in the Advisor's possession to the client at least every three months.
               e. Verify annually on a surprise basis through actual examination by an independent CPA that the Advisor's accounting of all funds and securities of the client is correct.
     17. Entering into any investment advisory contract unless the contract is in writing and discloses the services to be provided, the term of the contract, the advisory fee, the formula for computing the fee, the amount of prepaid fee to be returned in the event of contract
          termination   or   non-performance,   whether  the   contract   grants
          discretionary power to the Advisor, and that no assignment of such contract shall be made by the investment Advisor without the consent of the client.
     18. Entering into, extending, or renewing any advisory contract contrary to the provisions of Section 205 of the Investment Advisers Act.
     19. To indicate, in an advisory contract, any condition, stipulation, or provision binding any person to waive compliance with any provision of any rule or regulation to which Adviser is subject.
     20. Engaging in any act, practice, or course of business which is fraudulent, deceptive, or manipulative in contrary to the provisions of any rule or regulation to which Adviser is subject.
     21. Engaging in conduct or any act, indirectly or through or by any other person, which would be unlawful for such person to do directly under the rules and regulations to which Adviser is subject. Engaging in a conduct such as nondisclosure, incomplete disclosure, or deceptive practices shall be deemed an unethical business practice.

Adviser, Advisory Representatives and any other supervised person agree to:
     1. Adhere to the rules and regulations of the Securities and Exchange Commission (SEC), state(s) in which registrations are maintained or business is conducted and any other supervisory jurisdiction under which Adviser or Advisory Representatives are subject.
     2.   Adhere to the policies and procedures set forth by Adviser.
     3.   Act in the best interest of the client.
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     4.   Access  Persons1  must submit to the Chief  Compliance  Officer or the designee a holdings report containing all current securities holdings for which the access persons have direct or indirect control or influence. The initial report must be submitted no later than 10 days after the person becomes an access person and the annual report must be submitted at least once each 12-month period thereafter as requested by the Chief Compliance Officer. The initial report must not be dated more than 45-days prior to the individual becoming an access person and annual reports dated no more than 45 days prior to the date the report was submitted. The initial report must disclose:
          (i)  Date of the Holdings Report;
          (ii) Name/Title, ticker symbol or CUSIP number, interest rate and maturity date and type of security;
          (iii)Amount of the security involved (i.e. number of shares/principal amount (if applicable));
          (iv) Name of the broker/dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and
          (v)  Date the Access Person submits the Report.
     5. Access persons must submit quarterly securities transactions reports. Reports must be submitted no later than 30-days after the end of each calendar quarter and must include all transactions that occurred during the quarter. Reports must contain the following:
          a.   Date and nature of the transaction (i.e., purchase, sale);
          b. Name/Title, ticker symbol or CUSIP number, interest rate and maturity date, and type of security;
          c. Amount of the security involved (i.e. number of shares/principal amount (if applicable));
          d.   Price of the transaction;
          e. Name of the broker/dealer through which the transaction was effected; and f. Date the Access Person submits the report

          Transaction reports are not required if the reports would duplicate information contained in broker trade confirmations or account statements Adviser holds in its records so long as confirmations or statements are received no later than 30-days after the end of the applicable calendar quarter.

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Note: Exceptions from the reporting  requirements includes transactions effected pursuant to an automatic investment plan, securities held in accounts for which Access Persons have no direct or indirect influence or control, transactions in direct obligations of the Government of the United States, money market instruments (bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term instruments, shares of money market funds, mutual funds (unless Adviser or a control affiliate acts as the investment adviser or principal underwriter of the fund), and transactions in unit investment trusts invested exclusively in unaffiliated mutual funds.

Reports must be submitted by Access Persons for securities transactions in which the Access Person has direct or indirect beneficial ownership. Beneficial ownership includes securities owned by the Access Person's immediate family members sharing the Access Person's household.
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     6.   Report  promptly  a  violation  of this  Code of  Ethics  to the Chief
          Compliance Officer or other designated person. (If violations are reported to a person other than the Chief Compliance Officer, the Chief Compliance Officer must be provided reports periodically of all violations.
     7. Obtain prior approval from the Chief Compliance officer or the designee before any "access person" invests in an initial public offering ("IPO") or private placement.
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^1 Any of Adviser's supervised persons who have access to nonpublic  information regarding any clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.


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Personal Trading Procedures
Adviser maintains the following procedures and policies for personal trading by Access Persons:
     o Adviser will maintain a list of issuers of securities it is analyzing or recommending for client transactions and prohibitions or restrictions on trading such securities.
     o Adviser will maintain restricted lists of issuers about which Adviser has inside information and prohibits trading in such securities.
     o Investment opportunities must be offered first to clients before any Access Person may engage in the investment opportunity.
     o Access Persons may not engage in market timing or after market trading.
     o Access Persons must maintain their personal accounts and any account over which they have direct or indirect control at a broker/dealer or custodian approved of by the Chief Compliance Officer.

Adviser takes its fiduciary responsibility to clients seriously. Adviser will come in contact with clients' personal and nonpublic information. Adviser requires its staff to take precautions to protect clients' nonpublic information by keeping such information in a location not accessible to staff without a need to know such information and away from visitors to the location. This manual contains policies and procedures outlining how Adviser handles nonpublic information. Additionally, Adviser maintains a policy on Insider Trading policy and defines insider trading in this manual.

Record Keeping
Rule 204-2(12) and (13) requires Codes of Ethics to be maintained for five (5) years after the last date they were in effect. Supervised person acknowledgements of the Codes of Ethics must be maintained for five (5) years after the individual ceases to be a supervised person. Additionally, Adviser must maintain a list of Access Persons. The list must include every person who was an access person at any time within the past five years, even if some individuals are no longer Access Persons of Adviser.

Confidentiality

Related persons and staff may have access to and come in contact with confidential and nonpublic information about Adviser's current, former and/or prospective clients. Additionally, individuals working for or on behalf of Adviser may obtain knowledge of other confidential and proprietary information regarding Adviser's clients and Adviser's products, services and strategies. Related persons and staff must not, either during or after the term of employment or any other arrangement with Adviser, disclose any confidential, propriety or nonpublic personal information to any person or any entity, unless required by law.



Approved as of December 31, 2004.